A MESSAGE FROM THE PRESIDENT


Dear Shareholder:

Strong financial market, both domestic and international, helped the portfolios of the Principal Special Markets Fund end the year with positive total returns. For the twelve months ending December 31, 1996, the Mortgage-Backed Securities Portfolio returned 4.18% while the International Securities Portfolio returned 24.12%. Of course, investors should always remember that past performance in not a guarantee of future results.

Marty Schafer--Mortgage-Backed Securities Portfolio

"In general, 1996 proved rather lean for the mortgage-backed securities markets. Though interest rates rose somewhat during the year, the Fund still performed well. In this age of economic prosperity, we believe that high quality bonds will continue to do well. However, until an extended shock occurs to the equity markets, many investors will shun fixed-income investments in favor of stocks."

Scott Opsal--International Securities Portfolio

"International equity markets continued their run with double digit gains in Europe and most other markets in positive territory. Japan and the troubled Asian markets were the only poor performers. The Fund benefited from these strong market advances across Europe and experienced little, if any, pain from the weak Asian markets and Japan. Our current strategy remains focused on stable growth stocks. Due to the large outperformance of European markets and correspondingly higher stock prices, we are making an effort to find new growth names in markets outside of Europe. The weaker Asian economies should provide interesting opportunities at some point, but at this time we remain in a wait and see mode."

We hope you find this Annual Report helpful in the monitoring of your investment. We look forward to another good year in 1997. Please contact us if you have any questions regarding this report at (800) 521-1502.

Sincerely,

/s/ Stephan L. Jones

Stephan L. Jones
President


INDEX TO REPORT FOR
PRINCIPAL SPECIAL MARKETS FUND, INC.

                                                               Page
         Statements of Assets and Liabilities................    2
         Statements of Operations ...........................    3
         Statements of Changes in Net Assets.................    4
         Notes to Financial Statements.......................    5
         Schedules of Investments ...........................    8
         Financial Highlights................................   12
         Report of Independent Auditors......................   14
         Federal Income Tax Information......................   16

December 31, 1996

STATEMENTS OF ASSETS AND LIABILITIES

PRINCIPAL  SPECIAL MARKETS FUND, INC.

                                                  International  Mortgage-Backed
                                                   Securities      Securities
                                                    Portfolio       Portfolio

Investments in Securities -- at cost..............  $23,425,496     $15,087,971



Assets
Investment in securities -- at value (Note 4).....   28,541,016      14,897,356
Cash .............................................       41,787           5,057
Dividends and interest receivable.................       59,219          84,948
Other assets......................................          109             540

                                     Total Assets    28,642,131      14,987,901


Liabilities
Accrued expenses..................................       17,718           6,684
Dividends and distributions to shareholders.......      463,789          12,959

                                Total Liabilities       481,507          19,643


Net Assets Applicable to Outstanding Shares         $28,160,624     $14,968,258




Capital Stock (par value: $.01 a share)
Shares authorized..............................     100,000,000     100,000,000
Shares issued and outstanding..................       2,059,816       1,507,575

Net Asset Value Per Share   ...................          $13.67           $9.93

Net Assets Consist of:
Capital Stock..................................  $       20,598  $       15,076
Additional paid-in capital.....................      22,925,792      16,244,270
Accumulated undistributed net
  investment income............................          10,524         --
Accumulated undistributed net realized
  gain (loss) from:
   Investment transactions.....................          92,445      (1,100,473)
   Foreign currency transactions...............          (4,388)        --
Net unrealized appreciation
   (depreciation) of investments...............       5,115,520        (190,615)
Net unrealized appreciation on
   translation of assets and liabilities
   in foreign currencies.......................             133         --

                                Total Net Assets    $28,160,624     $14,968,258

   See accompanying notes.

Year Ended December 31, 1996

STATEMENTS OF OPERATIONS

PRINCIPAL  SPECIAL MARKETS FUND, INC.
                                                                      Mortgage-
                                                    International      Backed
                                                     Securities      Securities
                                                      Portfolio       Portfolio
Net Investment Income
Income:
   Dividends........................................$  586,088      $    --
   Less: Withholding tax on foreign dividends.......   (71,699)          --
   Interest.........................................    65,137        1,004,129

                                       Total Income    579,526        1,004,129
Expenses:
   Management and investment
     advisory fees (Note 3)                            185,375           65,114

                              Net Investment Income    394,151          939,015

Net Realized and Unrealized Gain (Loss)
   on Investments
and Foreign Currency
Net realized gain (loss) from:
   Investment transactions..........................   951,597          (25,440)
   Foreign currency transactions....................    (4,388)          --
Net increase (decrease) in unrealized
   appreciation/ depreciation on:
     Investments.................................... 3,302,023         (318,191)
     Translation of assets and liabilities
       in foreign currencies........................      (474)          --



       Net Realized and Unrealized Gain (Loss) on
                 Investments and Foreign Currency    4,248,758         (343,631)


                        Net Increase in Net Assets
                         Resulting from Operations  $4,642,909      $   595,384

   See accompanying notes.

Years Ended December 31

STATEMENTS OF CHANGES IN NET ASSETS

PRINCIPAL SPECIAL MARKETS FUND, INC.

                                                                                 International                Mortgage-Backed
                                                                                  Securities                    Securities
                                                                                   Portfolio                     Portfolio

                                                                             1996          1995             1996          1995

    Operations
    Net investment income  ..........................................    $    394,151  $     290,053   $     939,015    $  909,265
    Net realized gain (loss) from investment transactions............         951,597        962,249         (25,440)     (299,517)
    Net realized (loss) from foreign currency transactions...........          (4,388)        (3,282)        --             --
    Net increase (decrease) in unrealized appreciation/
       depreciation on investments and translation of
       assets and liabilities in foreign currencies..................       3,301,549        620,488        (318,191)    1,764,884

                                          Net Increase in Net Assets
                                           Resulting from Operations        4,642,909      1,869,508         595,384     2,374,632



    Dividends and Distributions to Shareholders
    From net investment income.......................................        (296,191)      (142,902)       (939,015)     (909,265)
    Excess distribution of net investment income (Note 1) ...........        (154,476)       (97,960)        --             --
    From net realized gain on investments and
       foreign currency transactions.................................      (1,043,459)    (1,015,198)        --             --

                                                                           (1,494,126)    (1,256,060)       (939,015)     (909,265)

    Capital Share Transactions (Note 5)
    Shares sold......................................................       7,000,000        100,000         --             --
    Shares issued in reinvestment of dividends
       and distributions.............................................         963,318        996,091         788,841       739,171
    Shares redeemed  ................................................        (202,611)         --               --      (2,395,235)

                          Net Increase (Decrease) in Net Assets from
                                          Capital Share Transactions        7,760,707      1,096,091         788,841    (1,656,064)

                                           Total Increase (Decrease)       10,909,490      1,709,539         445,210      (190,697)



    Net Assets
    Beginning of period..............................................      17,251,134     15,541,595      14,523,048    14,713,745

    End of period (including undistributed (overdistributed) net
       investment income as set forth below).........................     $28,160,624    $17,251,134     $14,968,258   $14,523,048

    Undistributed (Overdistributed) Net Investment Income      ......    $     10,524  $     (97,960)   $    --       $     --

     See accompanying notes.

NOTES TO FINANCIAL STATEMENTS
PRINCIPAL SPECIAL MARKETS FUND, INC.

Note 1 -- Significant Accounting Policies

Principal Special Markets Fund, Inc. (the "Fund") is registered under the Investment Company Act of 1940, as amended, as an open-end diversified management investment company and operates in the mutual fund industry. The Fund currently consists of two portfolios (known as the International Securities and Mortgage-Backed Securities Portfolios).

The Fund values securities for which market quotations are readily available at market value, which is determined using the last reported sale price or, if no sales are reported, as is regularly the case for some securities traded over-the-counter, the last reported bid price. When reliable market quotations are not considered to be readily available, which may be the case, for example, with respect to certain debt securities and preferred stocks, the investments are valued by using market quotations, prices provided by market makers or estimates of market values obtained from yield data and other factors relating to instruments or securities with similar characteristics in accordance with procedures established in good faith by the Fund's Board of Directors. Securities with remaining maturities of 60 days or less are valued at amortized cost, which approximates market.

With respect to the International Securities Portfolio, the value of foreign securities in foreign currency amounts is expressed in U.S. dollars at the closing daily rate of exchange. The identified cost of the portfolio holdings is translated at approximate rates prevailing when acquired. Income and expense amounts are translated at approximate rates prevailing when received or paid, with daily accruals of such amounts reported at approximate rates prevailing at the date of valuation.

Since the carrying amount of the foreign securities of the International Securities Portfolio is determined based on the exchange rate and market values at the close of the period, it is not practicable to isolate that portion of the results of operations arising as a result of changes in the foreign exchange rates from the fluctuations arising from changes in the market prices of securities during the period.

The Fund records investment transactions generally one day after the trade date. The identified cost basis has been used in determining the net realized gain or loss from investment transactions and unrealized appreciation or depreciation of investments. The Fund records dividend income on the ex-dividend date, except dividend income from certain foreign securities whereby the ex-dividend date has passed; such dividends are recorded as soon as the Fund is informed of the ex-dividend date. Interest income is recognized on an accrual basis.

Reported net realized foreign exchange gains or losses arise from sales of foreign currencies, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amount of dividends and foreign withholding taxes recorded on the portfolio's books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the value of assets and liabilities other than investments in securities at fiscal year end, resulting from changes in the exchange rate.

With respect to the Mortgage-Backed Securities Portfolio, all net investment income is declared as a dividend daily to shareholders of record as of that day, and all distributions of realized gains from investment transactions are recorded on the ex-dividend date. Dividends and distributions to shareholders of the International Securities Portfolio are recorded on the ex-dividend date.

Dividends and distributions to shareholders from net investment income and net realized gain from investment and foreign currency transactions are determined in accordance with federal income tax regulations, which may differ from generally accepted accounting principles. To the extent these "book/tax" differences are permanent in nature (i.e. that they result from other than timing of recognition - "temporary"), such amounts are reclassified within the capital accounts based on their federal tax-basis treatment; temporary differences do not require reclassification. Reclassifications made for the years ended December 31, 1996 and 1995 were not significant.

Due to the timing of dividend distributions and the differences in accounting for income and realized gains (losses) for financial statement and federal income tax purposes, the fiscal year in which amounts are distributed may differ from the year in which the income and realized gains (losses) are recorded for financial statement purposes by the portfolio. The differences between the income and gains distributed on a book versus tax basis are shown as excess distributions of net investment income and net realized gain on investments in the accompanying Statements of Changes in Net Assets.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2 -- Federal Income Taxes

No provision for federal income taxes is considered necessary because the Fund is qualified as a "regulated investment company" under the Internal Revenue Code and intends to distribute each year, substantially all of its net investment income and realized capital gains to shareholders. The cost of investments for federal income tax reporting purposes is approximately the same as that for financial reporting purposes.

At December 31, 1996, Principal Special Markets Mortgage-Backed Securities Portfolio had a net capital loss carryforward of approximately $1,100,000 expiring in 2002 through 2004.

Note 3 -- Management Agreement and Transactions With Affiliates

The Fund has agreed to pay investment advisory and management fees to Princor Management Corporation (wholly owned by Princor Financial Services Corporation, a subsidiary of Principal Mutual Life Insurance Company) (the "Manager") and to Invista Capital Management, Inc. ("Invista"), an indirect wholly-owned subsidiary of Principal Mutual Life Insurance Company, pursuant to a sub-advisory agreement. Invista has agreed to assume the obligations of the Manager to provide investment advisory services for the Fund in return for the advisory fee paid by the Fund and to reimburse the Manager for the other costs it incurs under the management agreement. The annual rate used in this calculation for the International Securities Portfolio and the Mortgage-Backed Securities Portfolio is .90% and .45%, respectively, of the average daily value of each portfolio's net assets.

Brokerage commissions were paid to an affiliate by the International Securities Portfolio in the amount of $1,655 and $2,888 during the years ended December 31, 1996 and 1995, respectively.

At December 31, 1996, Principal Mutual Life Insurance Company owned shares of the Fund's portfolios as follows:

   International Securities Portfolio              1,236,430
   Mortgage-Backed Securities Portfolio            1,260,703

 Note 4 -- Investment Transactions

For the year ended December 31, 1996, the cost of investment securities purchased and proceeds from investment securities sold (not including short-term investments and U.S. government securities) by the Fund were as follows:

                                                 Purchases           Sales

     International Securities Portfolio          $11,641,938       $5,042,552
     Mortgage-Backed Securities Portfolio            484,500        2,447,469

At December 31, 1996, net unrealized appreciation (depreciation) of investments by the Fund was composed of the following:

                                                                               Net Unrealized
                                            Gross Unrealized            Appreciation (Depreciation)

                                      Appreciation     (Depreciation)        of Investments

International Securities Portfolio     $6,187,497        $(1,071,977)          $5,115,520
Mortgage-Backed Securities Portfolio       66,796           (257,411)            (190,615)

At December 31, 1996, International Securities Portfolio held the following securities which may require registration under the Securities Act of 1933 or an exemption therefrom in order to effect a sale in the ordinary course of business.

                                                                                              Value at            Value as a
                                               Date of                                      December 31,         Percentage of
         Security Description                Acquisition               Cost                     1996              Net Assets

     Alfa SA; Convertible
          Subordinated Debentures              9/26/95               $199,250               $   219,000              .78%
     Fokus Bank                                10/3/96                165,626                   199,377              .70%
     Hyundai Motor                             10/3/96                 94,600                    59,770              .21%
     Kemira OY                                12/10/96                286,318                   289,433             1.01%
     Royal Plastics Group                     11/23/94                 58,057                   131,313              .47%
     Voest-Alpine Stahl                       10/27/95                103,583                   120,824              .43%
                                               1/11/96                 54,207                    60,412              .21%
                                               3/27/96                 55,367                    60,412              .21%
                                               12/9/96                109,873                   110,164              .40%

                                                                                             $1,250,705             4.42%

The Mortgage-Backed Securities Portfolio's investments are with various issuers; while the International Securities Portfolio's investments are with various issuers in various industries. The Schedules of Investments contained herein summarize the concentration of credit risk for Mortgage-Backed Securities Portfolio by issuers and International Securities Portfolio by industry and issuer.

Note 5 -- Capital Share Transactions

Transactions in Capital Stock by portfolio were as follows:

                                                   International Mortgage-Backed
                                                     Securities    Securities
                                                     Portfolio     Portfolio

  Year Ended December 31, 1996:
  Shares sold   .................................    528,303           --
  Shares issued in reinvestment of
   dividends and distributions ..................     73,625          80,137
  Shares redeemed   .............................    (16,274)          --

                                     Net Increase    585,654          80,137

  Year Ended December 31, 1995:
  Shares sold   .................................      9,107           --
  Shares issued in reinvestment of
   dividends and distributions ..................     88,579          75,504
  Shares redeemed   .............................      --           (262,636)

                          Net Increase (Decrease)     97,686        (187,132)

Note 6 -- Line of Credit

The Fund has an unsecured line of credit with a bank which allows each portfolio to borrow up to $500,000. Borrowings are made solely to facilitate the handling of unusual and/or unanticipated short-term cash requirements. Interest is charged to each portfolio, based on its borrowings, at a rate equal to the bank's Fed Funds Unsecured Rate plus 100 basis points. Additionally, a commitment fee is charged at the annual rate of .25% on the line of credit. At December 31, 1996, the Fund had no outstanding borrowings under the line of credit.

December 31, 1996

SCHEDULES OF INVESTMENTS

PRINCIPAL SPECIAL MARKETS FUND, INC.
International Securities Portfolio

                                      Shares
                                        Held           Value
Common Stocks (97.91%)

Aircraft & Parts (0.13%)
   Cemex SA                              9,928      $   35,628

Beverages (0.73%)
   Lion Nathan                          86,000         205,984

Blast Furnace & Basic
Steel Products (1.25%)
   Voest-Alpine Stahl                    9,900(b)      351,812

Broadwoven Fabric Mills,
Cotton (0.34%)
   Roda Vivatex                        150,000          96,825

Cement, Hydraulic (0.49%)
   Apasco SA                            20,000         137,195

Central Reserve Depositories (4.36%)
   Banco Totta & Acores                  9,600         180,808
   Barclays PLC                         33,000         565,011
   Ergo Bank                             2,200         111,511
   Wing Hang Bank                       82,000         372,101

                                                     1,229,431
Combination Utility Services (2.90%)
   ABB AG                                  390         483,608
   Iberdrola 1 SA                       23,600         333,838

                                                       817,446
Commercial Banks (7.93%)
   ABN-AMRO Holdings NV                  7,746         503,343
   Bangkok Bank                         17,000         164,430
   Bank of Ireland                      29,188         266,485
   Fokus Bank                           29,000(b)      199,377
   Grupo Financiero Bancomer;
     Series B                          141,000(a)       56,421
   National Australia Bank Ltd.         37,654         442,633
   Siam City Bank                      139,000         130,109
   Svenska Handelsbanken AB Free        17,050         469,448

                                                     2,232,246
Communication Services, NEC (1.28%)
   KPN Royal PTT Nederland               9,472         360,867

Computer & Data Processing
Services (0.90%)
   Intentia International AB            17,000(a)      253,953

Computer & Office Equipment (0.15%)
   Canon, Inc.                           2,000          44,111

Construction & Related Machinery (0.88%)
   Keumkang                              1,300          59,196
   Powerscreen International PLC        19,400         187,576

                                                       246,772
Consumer Products (1.78%)
   Imasco Ltd.                          20,500      $  502,534

Copper Ores (0.37%)
   Reliance Industries                   9,600         104,352

Crude Petroleum & Natural Gas (1.15%)
   Hardy Oil & Gas                      63,000         323,975

Deep Sea Foreign Transportation
of Freight (0.51%)
   Van Ommeren NV                        3,200         144,299

Department Stores (0.96%)
   Vendex International                  6,334         270,609

Drugs (3.78%)
   Elan Corp. PLC ADR                    8,100(a)      269,325
   Galenica Holdings AG                    350         124,598
   Roussel-Uclaf                         1,150         337,784
   Teva Pharmaceutical ADR               6,600         331,650

                                                     1,063,357
Electric Light & Wiring
Equipment (0.62%)
   Clipsal Industries Holdings          20,000          72,800
   Otra NV                               5,900         101,304

                                                       174,104
Electric Services (2.19%)
   Korea Electric Power Corp.            4,800         139,657
   Korea Mobil Telecommunications Corp.    290         156,404
   Northern Ireland Electric            49,100         320,135

                                                       616,196
Electronic Components &
Accessories (2.91%)
   Amtek Engineering                    94,500         187,809
   Elec & Eltek International           96,000         364,800
   Murata Mfg.                           2,000          66,339
   Varitronix                          111,000         200,905

                                                       819,853
Electronic Distribution
Equipment (1.61%)
   Phillips Electronics                 11,200         453,248

Engines & Turbines (3.39%)
   Mabuchi Motor                         1,100          55,251
   PT United Tractors                  123,000         257,714
   Radex-Heraklith Industriebeteiligungs 8,900         281,627
   Scapa Group PLC                      86,000         360,571

                                                       955,163
Farm & Garden Machinery (1.28%)
   New Holland NV                       17,200(a)      359,050

Finance Services (0.98%)
   MBF Capital Berhad                  170,000         275,984

Foreign Banks, Branches &
Agencies (0.13%)
   Shinhan Bank                          2,740          37,268

Forest Products (0.32%)
   Metsa-Serla                          12,000          89,824

Functions Closely Related
to Banking (0.73%)
   Liechtenstein Global Trust AG           400      $  204,361

Gas Production & Distribution (1.54%)
   Hafslund ASA                          3,113          21,305
   OMV AG                                3,650         411,148
                                                       432,453
Highway & Street Construction (0.43%)
   Bau Holdings AG                       2,430         121,281

Holding Offices (1.45%)
   First Pacific Co., Ltd.             314,892         409,137

Household Appliances (1.19%)
   Fisher & Paykel                      85,262         334,339

Household Audio & Video
Equipment (0.54%)
   SKF 'B' Free                          6,400         151,376

Industrial Inorganic Chemicals (3.07%)
   Bayer AG                             10,500         425,489
   Kemira OY                            23,000(b)      289,433
   Rhone Poulenc                         4,400         149,721

                                                       864,643
Investment Offices (1.47%)
   Invesco Funding                      12,400(a)       55,066
   Invesco PLC                          81,000         359,707

                                                       414,773
Meat Products (6.17%)
   Danisco AS                            6,900         418,756
   Davomas Abadi                       270,000         242,857
   Orkla B Ordinary Shares               7,900         501,067
   Unilever NV                           3,250         574,191

                                                     1,736,871
Medical Instruments & Supplies (0.17%)
   Nycomed                               3,113          47,777

Miscellaneous Chemical Products (4.19%)
   Hoechst AG                           11,200         518,172
   Novartis AG                             578         660,674
                                                     1,178,846
Miscellaneous Durable Goods (0.86%)
   Hagemeyer NV                          3,051         243,588

Mscellaneous Equipment Rental &
Leasing (1.03%)
   Insituto Mobiliane Italian           34,000         290,694

Miscellaneous Food &
Kindred Products (0.47%)
   Burns, Philp & Co., Ltd.             73,998         131,652

Miscellaneous Furniture &
Fixtures (0.16%)
   Pt Surya Toto                        22,200          44,165

Miscellaneous Manufacturers (0.33%)
   Carter Holt Harvey Ltd.              41,000      $   92,987

Miscellaneous Non-Durable
Goods (2.10%)
   Grand Metropolitan PLC               75,300         591,472

Miscellaneous Plastics
Products, NEC (0.47%)
   Royal Plastics Group                  7,100(a)(b)   131,313

Miscellaneous Textile Goods (0.35%)
   Espirit Asia                        220,000          97,414

Miscellaneous Transportation
Equipment (0.67%)
   Autoliv AB                            4,300         188,297

Miscellaneous Wood Products (0.46%)
   Enso OY                              16,300         130,852

Motor Vehicles & Equipment (2.17%)
   E.C.I.A. - Equipment & Composants     1,900         293,110
   Hyundai Motor Co. Ltd. GDR            8,600(b)       59,770
   Volvo AB                             11,700         257,886

                                                       610,766
Newspapers (0.74%)
   Publishing & Broadcasting Ltd.       43,000         209,016

Oil & Gas Field Services (1.65%)
   Repsol Petroleo SA                   12,100         463,256

Personal Credit Institutions (0.47%)
   Manhattan Card Co.                  263,000         133,455

Photographic Equipment &
Supplies (1.14%)
   PT Bunas Finance Indonesia          270,000         320,000

Plastic Materials & Synthetics (1.44%)
   Astra AB                              8,400         404,744

Primary Nonferrous Metals (0.91%)
   British Steel PLC                    93,000         255,437

Pulp Mills (1.82%)
   Lassila & Tikanoja Ltd. OY            4,400         278,759
   UPM-Kymmene OY                       11,200         234,497

                                                       513,256
Railroad Equipment (0.48%)
   Vae AG                                1,200         136,057

Security Brokers & Dealers (0.92%)
   Peregrine Investment Holdings       148,000         253,523
   Peregrine Investment - Warrants      14,800(a)        4,736

                                                       258,259
Security & Commodity Services (1.19%)
   Corporacion Bancaria de Espania SA    7,500         334,999

Ship & Boat Building &
Repairing (0.41%)
   Unitor Ships Service                  9,100      $  116,861

Soap, Cleaners, & Toilet Goods (1.41%)
   Reckitt & Colman PLC                 32,000         396,474

Special Industry Machinery (1.55%)
   Bobst SA                                120         161,761
   IHC Caland NV                         2,500         142,652
   Sulzer AG                               250         133,311

                                                       437,724
Sugar & Confectionary Products (2.91%)
   Nestle                                  470         503,001
   Tate & Lyle                          39,000         316,351

                                                       819,352
Telephone Communication (5.88%)
   Cable & Wireless PLC                 14,900         123,795
   Nokia Corp. Class A ADR               6,800         391,850
   Tele Danmark B                        2,900         159,775
   Telecom Italia-DI                   203,000         395,186
   Telefonica De Espana SA              19,600         454,307
   Telefonos De Mexico SA ADR            4,000         132,000

                                                     1,656,913
Water Supply (0.80%)
   Wessex Water PLC                     35,011         225,282

Water Transportation of
Freight, NEC (0.85%)
   ICB Shipping AB 'B' Free             20,466         239,788

                            Total Common Stock      27,572,016


                                      Principal
                                       Amount          Value

Bonds (0.78%)


Fire, Marine & Casualty
Insurance (0.78%)
   Alfa SA Convertible Subordinated
     Debentures; 8.00%; 9/15/00      $ 200,000(b)   $  219,000

Commercial Paper (2.66%)

Business  Credit Institutions (2.66%)
   General Electric Capital Corp.;
     6.65%; 1/2/97                     750,000         750,000

          Total Portfolio Investments (101.35%)     28,541,016

Liabilities, net of cash, receivables
   and other assets (-1.35%)                        $ (380,392)

                    Total Net Assets (100.00%)     $28,160,624

(a) Non-income producing security - No dividend paid during the period.
(b)  Restricted security - See Notes 4 to the financial statements.

                       International Securities Portfolio
                             Investments by Country

                             Total Market   Percentage of Total
     Country                     Value         Market Value
   Australia                  $  783,301            2.74%
   Austria                     1,301,925            4.56
   Canada                        633,848            2.22
   Denmark                       578,531            2.03
   Finland                     1,415,215            4.96
   France                        780,614            2.74
   Germany                       943,661            3.31
   Greece                        111,511             .39
   Hong Kong                   1,471,271            5.15
   India                         104,352            0.37
   Indonesia                     961,561            3.37
   Israel                        331,650            1.16
   Italy                         685,880            2.40
   Japan                         165,702            0.58
   Korea                         452,295            1.58
   Malaysia                      275,984            0.97
   Mexico                        580,244            2.03
   Netherlands                 3,153,152           11.05
   New Zealand                   633,309            2.22
   Norway                        886,386            3.11
   Portugal                      180,808            0.63
   Singapore                     625,408            2.19
   Spain                       1,586,400            5.56
   Sweden                      1,965,492            6.89
   Switzerland                 2,271,313            7.96
   Thailand                      294,539            1.03
   United Kingdom              4,616,664           16.17
   United States                 750,000            2.63

       Total Market Value    $28,541,016          100.00%

Mortgage-Backed Securities Portfolio


      Description of Issue            Principal

 Type        Rate       Maturity       Amount         Value

Federal National Mortgage Association (FNMA)
Certificates (35.28%)

FNMA         6.00%   11/1/23-3/1/26 $1,170,580      $1,090,435
FNMA         7.00            8/1/23  3,413,766       3,357,385
FNMA         7.50            6/1/23    829,573         833,049

                      Total FNMA Certificates        5,280,869

Government National Mortgage Association (GNMA)
Certificates (56.38%)

GNMA I       6.00          12/15/23    894,055         833,922
GNMA I       6.50  12/15/23-1/15/24  2,614,795       2,511,170
GNMA I       7.50   6/15/23-9/15/23    953,533         957,891
GNMA II      5.50            3/20/2    183,476         161,400
GNMA II      6.00  11/20/23-9/20/26  3,903,575       3,601,942
GNMA II      6.50          10/20/25    391,840         372,887

                      Total  GNMA Certificates       8,439,212

Federal Home Loan Mortgage Corporation
(FHLMC) Certificates (5.63%)

FHLMC Gold   5.50     2/1/24-3/1/24    751,467         688,675
FHLMC Gold   6.00            4/1/24    164,610         153,600

                     Total  FHLMC Certificates         842,275

Federal Agency Short-Term Obligations (2.24%)

                                      Principal
                                       Amount          Value

     Federal Home Loan Mortgage Corp.;
       5.40%; 1/2/97                 $ 335,000        $335,000

          Total Portfolio Investments (99.53%)      14,897,356

Cash, receivables and other assets,
net of liabilities (0.47%)                              70,902

                    Total Net Assets (100.00%)     $14,968,258

See accompanying notes.

FINANCIAL HIGHLIGHTS

PRINCIPAL SPECIAL MARKETS FUND, INC.

International Securities Portfolio

                                                                 Year               Year              Year              Period
                                                                 Ended              Ended             Ended              Ended
                                                             December 31,       December 31,      December 31,       December 31,
                                                                 1996               1995              1994              1993(a)

Net Asset Value at Beginning of Period...................       $11.70             $11.29            $12.87             $10.01

Income from Investment Operations:
   Net Investment Income.................................          .31                .19               .13                .07
   Net Realized and Unrealized Gains (Losses)
      on Investments.....................................         2.46               1.11              (.95)              2.91

                        Total from Investment Operations          2.77               1.30              (.82)              2.98
Less Distributions:
   Dividends (from net investment income)................         (.16)              (.10)             (.12)           (.10)
   Excess distribution of net investment income..........         (.07)              (.07)             (.13)              --
   Distributions (from capital gains)....................         (.57)              (.72)             (.51)           (.02)


                                      Total Distributions         (.80)              (.89)             (.76)              (.12)


Net Asset Value at End of Period.........................       $13.67             $11.70            $11.29             $12.87



Total Return.............................................        24.12%             12.02%            (6.45)%            29.95%(c)

Ratios/Supplemental Data:
   Net Assets, End of Period (in thousands)..............       $28,161            $17,251           $15,542            $16,838
   Ratio of Expenses to Average Net Assets...............          .90%               .90%              .90%               .90%(b)
   Ratio of Net Investment Income to Average
      Net Assets.........................................         1.90%              1.79%              .94%              1.21%(b)
   Portfolio Turnover Rate...............................        25.52%             46.0%             37.0%               6.9%(b)
   Average Commission Rate Paid..........................$    .0187                  --                --                 --

PRINCIPAL SPECIAL MARKETS FUND, INC.

Mortgage-Backed Securities Portfolio

                                                                 Year               Year              Year              Period
                                                                 Ended              Ended             Ended              Ended
                                                             December 31,       December 31,      December 31,       December 31,
                                                                 1996               1995              1994              1993(a)

Net Asset Value at Beginning of Period...................       $10.17            $  9.11            $10.10             $10.01

Income from Investment Operations:
   Net Investment Income.................................          .64                .65               .63                .34
   Net Realized and Unrealized Gains (Losses)
      on Investments.....................................         (.24)              1.06              (.99)               .09

                        Total from Investment Operations           .40               1.71              (.36)               .43
Less Distributions:
   Dividends (from net investment income)................         (.64)              (.65)             (.63)           (.34)


Net Asset Value at End of Period.........................       $ 9.93             $10.17           $  9.11             $10.10



Total Return.............................................         4.20%             19.26%            (3.60)%             4.47%(c)

Ratios/Supplemental Data:
   Net Assets, End of Period (in thousands)..............       $14,968            $14,253           $14,714            $24,309
   Ratio of Expenses to Average Net Assets...............          .45%               .45%              .45%               .45%(b)
   Ratio of Net Investment Income to Average
      Net Assets.........................................         6.51%              6.66%             6.56%              5.23%(b)
   Portfolio Turnover Rate...............................        28.7%               9.9%             41.8%               9.6%(b)

(a)Period from May 7, 1993, date shares first offered to the public, through December 31, 1993. Net investment income, aggregating $.01 per share for the International Securities Portfolio and $.01 per share for the Mortgage-Backed Securities Portfolio for the period from the initial purchase of shares on April 26, 1993 through May 6, 1993, was recognized, none of which was distributed from the International Securities Portfolio and all of which was distributed from the Mortgage-Backed Securities Portfolio to the sole shareholder, Principal Mutual Life Insurance Company, during the period. Additionally, the Mortgage-Backed Securities Portfolio incurred unrealized gains on investments of $.01 per share during the intitial interim period. This represented activities of each portfolio prior to the initial offering.

(b)Computed on an annualized basis.

(c)Total return amounts have not been annualized.

REPORT OF INDEPENDENT AUDITORS





The Boards of Directors and Shareholders
Principal Special Markets Fund, Inc.

We have audited the accompanying statements of assets and liabilities, including the schedules of investments, of Principal Special Markets Fund, Inc. (comprising, respectively, the International Securities and Mortgage-Backed Securities Portfolios) as of December 31, 1996, and the related statements of operations for the year then ended, and the statements of changes in net assets and the financial highlights for each of the periods indicated therein. These financial statements and financial highlights are the responsibility of the Funds' management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1996, by correspondence with the custodians and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of each of the respective portfolios constituting the Principal Special Markets Fund, Inc. at December 31, 1996, and the results of their operations for the year then ended, and the changes in their net assets and the financial highlights for each of the periods indicated therein, in conformity with generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Des Moines, Iowa
January 17, 1997

FEDERAL INCOME TAX INFORMATION

Information for federal income tax purposes is presented as an aid to shareholders in reporting the dividend distributions shown below. Shareholders should consult a tax adviser on how to report these distributions for state and local purposes.

Year Ended December 31, 1996



                                         Per Share                                      Per Share
                               Income Dividend Distributions                   Capital Gain Distributions
                        -------------------------------------------   ---------------------------------------------
                                                                                                                           Total
                                                                                                          Total          Dividends
                        Payable    Per       Total      Deductible    Payable     Long-     Short-    Capital Gain          and
                         Date     Share    Dividends    Percentage*    Date       Term**   Term***    Distributions    Distributions


International
Securities Portfolio    1/31/96  $.0432                      -0-      1/31/96    $.1863     $.0006
                       12/31/96   .1926                              12/31/96     .2889      .0933
                                            $.2358                                                       $.5691           $.8049

                                              Per Share Income Dividend Distributions/Payable Date

                          1/31/96  2/29/96 3/29/96  4/30/96 5/31/96  6/28/96  7/31/96 8/30/96   9/30/96  10/31/96 11/29/96  12/31/96

   Mortgage-Backed
   Securities Portfolio    $.0532   $.0542  $.0526   $.0517  $.0567   $.0503   $.0519  $.0548    $.0499   $.0527   $.0609    $.0525

   *   Percent qualifying for deduction by shareholders who are corporations.

   **  Taxable as long-term capital gain.

   *** Taxable at ordinary income rates.